QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

May 29, 2003

Contacts
Investors: Linda Dellett/Kevin Mammel (720) 558-4474 investor_relations@mcdata.com	Media: Kathleen Sullivan (720) 558-4435; cell: (720) 480-5501 kathleen.sullivan@mcdata.com

McDATA ACHIEVES STRONG FIRST QUARTER RESULTS
Reports 60% Year over Year Revenue Growth

        BROOMFIELD, Colo.—May 29, 2003—McDATA Corporation (Nasdaq: MCDTA/MCDT), the expert provider of multi-capable storage networking solutions, today reported revenue results of $103.2 million for its first quarter ended April 30, 2003, reflecting a 60 percent year-over-year increase.

        The Company reported GAAP net income of $5.3 million and diluted earnings per share (EPS) of $0.05 for the first quarter of 2003, compared to a loss of $17.1 million or ($0.15) per diluted share for the first quarter of 2002. On a non-GAAP basis, net income for the first quarter totaled $6.7 million, or $0.06 per diluted share.

        McDATA's first quarter 2003 non-GAAP results exclude non-cash charges related to amortization of deferred compensation and the intangible SANavigator® assets. Additionally, non-GAAP results for the first quarter of 2003 exclude the positive impact of approximately $460,000 of previously reserved 1 gigabit per second (Gb/s) inventory that was sold in the quarter. This compares with a non-GAAP first quarter 2002 net loss of $4.2 million, or ($0.04) per diluted share, which excludes non-cash charges related to deferred compensation and amortization, one-time charges related to 1 Gb/s inventory and the termination of a synthetic lease.

        The non-GAAP results are a supplement to financial statements based on generally accepted accounting principles (GAAP). McDATA believes this presentation provides investors with additional insight into its underlying operating results and business trends. A reconciliation of reported and non-GAAP results is included in the attached condensed financial statements

        "Our results this quarter clearly demonstrate that we continue to capitalize on the growing market opportunities in this sector and that end-user customers rely on us as the storage networking specialist," said John Kelley, McDATA's CEO and president. "Our switch revenue reached a record high this quarter, driven by strong demand for both our new Sphereon™ 4500 24-port fabric switch, and our Sphereon 3232 32-port fabric switch. I am extremely pleased with the performance of these products, which highlight our ability to gain market share and successfully serve a market in which we have not traditionally had a strong presence."

First Quarter Details

        McDATA's revenue from products totaled $91.4 million in the first quarter, which was comparable to the previous quarter total of $92.0 million, and a 66 percent increase from the first quarter of 2002. Director-class revenues were $67.6 million, up 46 percent year-over-year and down 11 percent sequentially, and switch and other product revenues were $23.7 million, up 177 percent year-over-year and up 46 percent versus the previous quarter.

        Revenue from software and professional services was $8.4 million, up 41 percent year-over-year and down from $9.3 million last quarter. Other revenue was $3.4 million, down from $3.6 million year-over-year and $4.2 million last quarter. On a channel basis, McDATA's largest customer, EMC, represented 61 percent of total revenue in the first quarter of 2003, compared with 54 percent last quarter; IBM accounted for 17 percent, down from 26 percent in the prior quarter; and other OEMs, resellers and systems integrators represented 22 percent, compared with 19 percent in the prior quarter.

        Reported gross margin was 56.8 percent, which compares to 21.5 percent for the first quarter of 2002. The large increase was driven by an inventory write-off in the first quarter of 2002, as well as strong volumes and product mix. Non-GAAP gross margin was 56.5 percent for the first quarter of 2003, which was an improvement over the 54.8 percent gross margin achieved in the fourth quarter of 2002 and the 44.3 percent achieved in the first quarter of 2002. The margin improvements were driven by strong volumes and product mix. Non-GAAP results exclude non-cash charges related to amortization of deferred compensation and the positive impact of previously reserved 1 Gb/s inventory sold in the quarter.

        In January 2003, McDATA adopted a January 31 fiscal year. For the month of January 2003, McDATA recognized revenue of $17.0 million and a net loss of $3.5 million on a GAAP basis. This was in line with expectations. Additional January 2003 financial information will be included in the company's Form 10-Q for the first quarter 2003.

Key First Quarter Accomplishments

        In the first quarter of 2003, McDATA continued to see strong demand for its new products released last quarter. Additionally, the company expanded its distribution channels by adding new partners. Highlights for the quarter include the following:

  •
  The Intrepid™ 6140 Director was named "Storage Networking Product of the Year" by Network Magazine. The award noted that the product's "…reliability, performance, and high-availability features make it a great value for the money." Network Magazine's annual Products of the Year Awards program is acknowledged as one of the networking industry's longest running and most distinguished awards programs.

  •
  InfoWorld magazine selected McDATA's Sphereon 4500 24-port fabric switch for the magazine's "Technology of the Year Award" for the Fibre Channel category. The Sphereon 4500 Fabric Switch was recognized for its overall value as well as for its exclusive "pay as you grow" FlexPort feature.

  •
  Customers made McDATA the highest rated storage-networking vendor in a recent study conducted by independent research firm, TheInfoPro (TIP).

  •
  Sun Microsystems is now offering its customers McDATA's multi-capable, ultra-high availability directors.

  •
  Storage Technology Corporation, or StorageTek®, extended its alliance with McDATA to provide McDATA's full family of products worldwide, including Europe, Asia Pacific and Latin America.

  •
  In March, McDATA offered features that enabled the performance and security of storage networks with the worldwide availability of OpenTrunking and SANtegrity™ Zoning. OpenTrunking simplifies management, optimizes storage network performance and provides applications faster access to data. SANtegrity Zoning locks down a company's fabric, preventing security threats through hardware-enforced zoning.

  •
  McDATA expanded its presence in the Asia Pacific region with the opening of an office in Beijing, China. The company also announced a new reseller agreement in Singapore that will provide more flexibility and local support for customers there.

        "We continue to develop multi-capable solutions that give customers what they need—the ability to improve the flexibility of their data infrastructure, mitigate investment risks, ensure data availability, reduce their storage management costs and respond instantly to changing requirements," said John Kelley. "Our customer focused approach is being rewarded by ever increasing customer loyalty. McDATA's innovation and experience are driving the success of the most demanding technology companies in the world, which ultimately builds value for our shareholders."

Outlook

        McDATA anticipates revenues in a range of $106 to $110 million for the second quarter ending July 31, 2003. Fully diluted non-GAAP EPS for the second quarter is expected to be in the range of $0.06 to $0.07, excluding non-cash deferred compensation charges and amortization charges related to intangible SANavigator assets.

        McDATA will hold a conference call to discuss first quarter 2003 results today, May 29 at 3:00 p.m. MT. The conference call will be simultaneously Web cast on the company's Web site, and archived for future review. The Web cast presentation will include slides containing additional detailed information of interest to investors.

# # #

About McDATA (www.mcdata.com)

        McDATA (Nasdaq: MCDTA/MCDT) is the expert provider of Multi-Capable Storage Networking Solutions™—hardware, software and services—that enable partners and customers around the world to reduce the total cost of storage management today, and be ready to adapt to the real-time information demands of tomorrow. Entrenched in over 8,000 data centers worldwide, McDATA solutions are at the heart of more than 80 percent of Fortune 100 storage network data centers, powering the latest e-business applications, customer databases, financial traffic and other mission-critical data. Customers leverage McDATA's multi-capable solutions to realize immediate cost savings, reduce their investment risk, ensure the continuity of their operations and adapt to changing business requirements.

Forward-Looking Statements

        This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. Readers are urged to consider statements that include the terms "believes", "belief", "expects", "plans", "objectives", "estimates", "anticipates", "intends", "targets", or the like to be uncertain and forward-looking. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to ramp SANavigator sales, our relationships with EMC Corporation and IBM and the level of their orders, the impact of the continued general economic slowdown on purchasing decisions by customers and capital spending, our ability to complete the successful implementation of an "outsourcing-focused" manufacturing model, our ability to expand sales into higher margin channels through system integrators and distributors, a loss of any of our key customers (or our OEMs' key customers), distributors, resellers or our contract manufacturers, our ability to expand our product offerings and any transition to new products (such as higher port count and multi-protocol products) and OEM qualification of such new products which may occur after the general availability dates, possible inventory charges that may occur with any transition to such new products, component quality and availability, the development of the storage area network and switch markets, competition in the storage area network and switch markets, aggressive pricing and product give-aways by competitors, one-time events and other important risk factors disclosed previously and from time to time in our filings at the U.S. Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

McDATA CORPORATION
CONDENSED REPORTED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31, 2002	April 30, 2003
Revenue	$64,543	$103,179
Cost of revenue	50,652	44,588

Gross profit	13,891	58,591
Operating expenses:
Research and development	13,216	18,819
Selling, general and administrative	26,001	30,911
Amortization of deferred compensation	2,141	1,411

Operating expenses	41,358	51,141
Income (loss) from operations	(27,467)	7,450
Interest and other income, net	1,988	971

Income (loss) before income taxes	(25,479)	8,421
Income tax expense (benefit)	(8,408)	3,109

Net income (loss)	$(17,071)	$5,312

Basic net income (loss) per share	$(0.15)	$0.05

Shares used in computing basic net income (loss) per share	112,732	114,319

Diluted net income (loss) per share	$(0.15)	$0.05

Shares used in computing diluted net income (loss) per share	112,732	117,692

McDATA CORPORATION
CONDENSED NON-GAAP CONSOLIDATED INCOME STATEMENTS (Note 1)
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31, 2002	April 30, 2003
Revenue	$64,543	$103,179
Cost of revenue (Note 1)	35,961	44,911

Gross profit	28,582	58,268
Operating expenses:
Research and development	13,216	18,819
Selling, general and administrative	23,745	30,386
Amortization of deferred compensation (Note 1)	—	—

Operating expenses	36,961	49,205
Income (loss) from operations	(8,379)	9,063
Interest and other income, net	1,988	971

Income (loss) before income taxes	(6,391)	10,034
Income tax expense (benefit) (Note 1)	(2,173)	3,311

Net income (loss)	$(4,218)	$6,723

Basic net income (loss) per share	$(0.04)	$0.06

Shares used in computing basic net income (loss) per share	112,732	114,319

Diluted net income (loss) per share	$(0.04)	$0.06

Shares used in computing diluted net income (loss) per share	112,732	117,692

Note (1)—The condensed non-GAAP consolidated income statements for all periods presented are for illustrative purposes only and are not prepared in accordance with generally accepted accounting principles. These non-GAAP statements show the operating results of the Company, excluding the following items:

	Three Months Ended
Non-GAAP Adjustments	March 31, 2002	April 30, 2003
Cost of revenue:
Inventory-related charges, net	$13,962	$(460)
Reconciliation of vendor invoices	—	—
Deferred compensation	172	137
Other	557	—

Cost of revenue subtotal	14,691	(323)
Operating expenses:
Obsolescence of demonstration & eval. equip. inventory
Termination of synthetic lease	1,250	—
Other	481	—
Amortization of SANavigator intangible assets	525	525
Deferred compensation	2,141	1,411

Operating expenses subtotal	4,397	1,936

Total Non-GAAP Adjustments	19,088	1,613
Income tax expense (benefit):	(6,235)	202

After-tax impact of non-GAAP adjustments	$12,853	$1,411

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31, 2002	April 30, 2003
Assets
Cash and short term investments	$229,671	$395,291
Accounts receivable, net	73,867	38,095
Inventories, net	8,097	7,631
Other current assets	38,024	32,244

Total current assets	349,659	473,261
Property and equipment, net	99,927	96,483
Long-term investments	73,099	103,255
Other assets, net	32,506	44,921

Total assets	$555,191	$717,920

Liabilities and Stockholders' Equity
Current liabilities	$66,032	$69,814
Long-term liabilities	14,654	187,692
Stockholders' equity	474,505	460,414

Total liabilities and stockholders' equity	$555,191	$717,920

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	March 31, 2002	April 30, 2003
Net cash provided (used) by operating activities	$7,789	$25,968

Cash flows from investing activities:
Purchases of property and equipment	(7,509)	(2,940)
Proceeds from trade-in of fixed assets	—	5
Net purchases of investments	(30,543)	(128,930)

Net cash used by investing activities	$(38,052)	$(131,865)

Cash flows from financing activities:
Net proceeds for issuance of convertible subordinated debt	—	166,967
Net purchase of share option transactions	—	(20,510)
Payment of obligations under capital leases	(727)	(531)
Proceeds from the exercise of stock options	1,241	1,826

Net cash provided by financing activities	$514	$147,752

Net increase in cash and cash equivalents	$(29,749)	$41,855

QuickLinks

McDATA ACHIEVES STRONG FIRST QUARTER RESULTS Reports 60% Year over Year Revenue Growth
CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (in thousands) (unaudited)